SEPARATION AGREEMENT


     THIS AGREEMENT, effective as of April 30, 2000 (the "Effective Date"), is by and between COYOTE NETWORK SYSTEMS, INC., a Delaware corporation ("Coyote"), and BRIAN A. ROBSON.

                                    RECITALS

     A. Mr. Robson has been employed by Coyote since 1996 and has served as Executive Vice President, Chief Financial Officer and Secretary since December 1998.

     B. Pursuant to the terms and conditions hereof, Mr. Robson is hereby retiring as Coyote's Executive Vice President, Chief Financial Officer and Secretary.

     C. In recognition of his many years of leadership and service, it is the desire of Coyote to provide to Mr. Robson certain severance and other benefits, on the terms and conditions as set out herein.

     D. It is the desire of the parties to resolve any and all issues between them with respect to Mr. Robson's employment and retirement.

                                   AGREEMENTS

     In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Mr. Robson's employment as Coyote's Executive Vice President, Chief Financial Officer and Secretary shall terminate effective April 30, 2000.

     2. Coyote shall pay to Mr. Robson severance pay from May 1, 2000 through October 31, 2000 at a rate equal to $15,000 per month. In addition, Coyote will immediately accelerate the vesting of all non-vested stock options for the purchase of Coyote common stock previously granted to Mr. Robson and grant to Mr. Robson an additional 50,000 immediately vested options to purchase Coyote common stock for $5.00/share. All such severance payments shall be subject to all applicable deductions and withholdings. In connection with the stock options discussed above, Mr. Robson acknowledges that they will not be available for exercise until such time as the Company's shareholders approve and authorize the issuance of a sufficient number of shares of common stock to permit exercise of such options and an increase in the number of shares in the Company's

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Nonqualified Employee Stock Option Plan (the "Plan") sufficient to cover all such options under the Plan. The Company agrees to use all commercially reasonable efforts to obtain such authorizations from the Company's shareholders. Following those acts, the Company will use all commercially reasonable efforts to register such shares added to the Plan.

     3. Coyote shall continue to provide medical/dental and life insurance benefits to Mr. Robson through August 31, 2001 consistent with and at the same level of benefits as provided by Coyote to Mr. Robson as of the date hereof. After such date, Coyote shall make available to Mr. Robson standard COBRA coverage.

     4. Upon submission of appropriate documentation, Coyote shall continue to reimburse Mr. Robson for his relocation expenses pursuant to the original agreement between Mr. Robson and Coyote, of which the primary remaining expense is the payment of Mr. Robson's real estate agent's fees relating to the sale of his home in New Jersey.

     5. In support of the services to be provided pursuant to paragraph 9 below, Coyote shall continue to provide to Mr. Robson the laptop computer currently provided by Coyote and Coyote agrees to reimburse Mr. Robson for all reasonable out-of-pocket expenses incurred in connection with Mr. Robson's consulting services performed pursuant to paragraph 9 below.

     6. Mr. Robson shall be subject to the normal non-employee black-out provisions with respect to all Coyote options held by Mr. Robson.

     7. As a former officer of Coyote, Mr. Robson shall continue to be indemnified by Coyote, to the fullest extent permitted under the General Corporation Laws of Delaware and covered under any director and officer's liability insurance coverage of Coyote in place from time to time.

     8. Coyote and Mr. Robson agree that neither party shall make any disparaging statements concerning the other or his or its business activities.

     9. Mr. Robson shall, upon reasonable request by Coyote, make himself reasonably available and otherwise fully cooperate with Coyote regarding questions or information which is known or may be known by Mr. Robson. In addition, in consideration of the severance payments and other benefits to be provided by Coyote to Mr. Robson hereunder, Mr. Robson hereby agrees to perform consulting services as Coyote may reasonably request from time to time, and to undertake to confer with representatives of Coyote at Coyote's offices in Westlake Village, California, as Coyote may reasonably request from time to time, from the date hereof through August 31, 2000 relating to assisting Coyote in the

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

preparation and submission of financial reporting and SEC filings under the direction of Coyote's General Counsel.

     10. Mr. Robson acknowledges that in the course of his employment with Coyote he received confidential information concerning Coyote and its business. Mr. Robson shall keep such information confidential and further agrees not to disclose such information to third parties without the prior written consent of Coyote. Mr. Robson represents that has returned to Coyote all such information in his possession of which he has knowledge and he has not taken or retained any such information in any form other than any such information directly related to the activities he has agreed to perform under paragraph 9 above. Mr. Robson further represents that he has returned all other Coyote property in his possession. Mr. Robson also agrees not to contact or solicit any information regarding Coyote's business from employees, customers or suppliers other than in relation to the activities described in paragraph 9 above.

     11. This Agreement shall bind and benefit the heirs, personal representatives, administrators, successors, and assigns of the parties hereto.

     12. This Agreement shall constitute the entire agreement between the parties and supersedes all prior representations, understandings, and agreements of the parties with respect thereto. Any waiver or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto.

     13. Except for the payments and obligations expressed or adopted in this Agreement, each party waives and fully releases the other from any claims, demands, or causes of action, known or unknown, arising prior to the date hereof.

     14. This Agreement shall be governed by the laws of the State of California.

                                   COYOTE NETWORK SYSTEMS, INC.

                                   BY     /s/ Daniel W. Latham
                                          ----------------------------------
                                          Its  President
                                               -----------------------------


                                          /s/ Brian A. Robson
                                          ----------------------------------
                                                Brian A. Robson

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